For further information, contact: Timothy P. Dimond, Chief Financial Officer Technology Solutions Company Phone: 312.228.4500 tim_dimond@techsol.com

TSC Announces Actions in Response
to Continued Depressed Market Conditions:
Rightsizing; Search for Strategic Alternatives

Chicago, June 18, 2003 — Technology Solutions Company (TSC) (Nasdaq: TSCC), a systems integration and business consulting firm, today announced actions in response to continued depressed market conditions.

At the time of its first quarter earnings release, TSC noted that the IT services market remains depressed and that the second quarter would be challenging because of significant hesitation among clients to make spending commitments. Despite some indications of the possible beginning of an economic recovery, TSC’s management believes that deferred decision-making among clients may continue for the foreseeable future. In addition, the increased costs of operating as a public company in the post-Enron environment weigh most heavily on small enterprises such as TSC.

As a result of these factors, the Board of TSC has authorized two actions. First, TSC will implement a rightsizing action designed to better align capacity with current and anticipated near-term demand. This rightsizing is expected to result in a Q2 charge of approximately $2.5 million (on a pretax basis), including personnel terminations and office reductions. Approximately 65% of this charge is expected to result in cash outlays by the end of Q3.

In addition, the Board has authorized management to work with outside financial and legal advisors to pursue strategic alternatives, which might include a sale of TSC, a merger or a joint venture. TSC disclosed that it has recently terminated negotiations with a party which had expressed an interest in acquiring TSC in a cash transaction at a price substantially below recent trading prices for TSC’s stock. There can be no assurance that any transaction will occur or, if it does, that it would be at a price at or above the recent market price. The costs of pursuing a strategic alternative may also be reflected as an expense in the second quarter and, possibly, the third quarter of 2003.

“We clearly have the capacity — both operational and financial — to continue to serve our clients’ needs as a stand-alone company,” said Jack Hayden, TSC’s President and Chief Executive Officer. “As of May 31, 2003, we had cash on our balance sheet of $46.4 million. We previously gave a preliminary forecast of revenues before reimbursements for the second quarter of 2003 to be in the range of $9 million to $12 million. As we sit here today, we expect the quarter to come in slightly above the low end of that range. As for earnings, depending on our revenues levels, we now expect our Q2 loss to come in at approximately $0.08 to $0.10 per share (after-tax), which includes approximately $0.04 to $0.05 per share (after-tax) for the special charges discussed above. We will have more details for you during our second quarter analyst call to be held in late July.”

About Technology Solutions Company

Delivering business benefits to companies worldwide through process and technology expertise, Technology Solutions Company (TSC) is a leading systems integration and business consulting firm that focuses on rapid results. TSC’s core competencies include: enterprise resource management, supply chain management, customer relationship management, support services, and change management and training. Its services span the entire technology lifecycle — from strategy definition and planning; through implementation and integration; to extended support. Headquartered in Chicago, TSC has worked with more than 800 clients worldwide, including 59 of the Fortune 100. For more information, please visit www.techsol.com.

ASSUMPTIONS UNDERLYING CERTAIN FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This press release contains or may contain certain forward-looking statements concerning the Company’s financial position, results of operations, cash flows, business strategy, budgets, projected costs and plans and objectives of management for future operations, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar expressions. These forward-looking statements involve significant risks and uncertainties. Although the Company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, readers are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this press release include, among others, our ability to manage the pace of technological change, our ability to manage the current downturn in our industry and the economy in general, any uncertainties relating to rightsizing and a possible strategic transaction, the Company’s ability to manage growth and attract and retain employees in the event the economy turns around, the Company’s ability to accommodate a changing business environment, general business and economic conditions in the Company’s operating regions, market conditions and competitive and other factors, our ability to attract new clients and sell additional work to existing clients and our ability to manage costs and headcount relative to expected revenues, all as more fully described in the Company’s periodic reports filed with the Securities and Exchange Commission from time to time. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. If the Company does update or correct one or more forward-looking statements, readers, investors and others should not conclude that the Company would make additional updates or corrections with respect thereto or with respect to other forward-looking statements. Actual results may vary materially.